Exhibit 17.1 Issuers of Guaranteed Securities Triton Container International Limited and TAL International Container Corporation are wholly- owned subsidiaries of Triton International Limited (“Triton”) and are co-issuers of the debt securities indicated below: Title of Securities Principal Amount Registration Statement 5.150% Senior Notes due 2033 $600,000,000 F-3 (No. 333-291561) 3.250% Senior Notes due 2032 $600,000,000 S-3 (333-248482)